                                                                    EXHIBIT 12.1

                            SOLA INTERNATIONAL INC.

                      RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)
                                  (Unaudited)

                                                                                                           Predecessor
                                                                                                             Business    Predecessor
                                              Nine Months       Year       Year       Year    Four Months  Eight Months    Business
                                                 Ended         Ended      Ended      Ended       Ended        Ended       Year Ended
                                             December 31,    March 31,  March 31,  March 31,   March 31,   November 30,   March 31,
                                             1997     1996     1997       1996       1995        1994          1993         1993
                                           -------  -------  ---------  ---------  ---------  -----------  ------------  -----------
Income from continuing operations before
  income taxes............................ $50,736  $23,626   $41,386    $48,612    $21,222    $(67,332)      $16,990      $25,022
                                           -------  -------   -------    -------    -------    --------       -------      -------

Fixed charges:
    Interest..............................  13,408   11,817    16,187     12,412     18,068       6,227         3,220        4,826
    Amortization of financing costs.......     343      289       414        273        924         338           --           --
    Interest portion of rental expense....   1,641    1,414     1,862      1,790      1,690         331         1,184        1,657
                                           -------  -------   -------    -------    -------    --------       -------      -------
    Total.................................  15,392   13,520    18,463     14,475     20,682       6,896         4,404        6,483
                                           -------  -------   -------    -------    -------    --------       -------      -------

    TOTAL................................. $66,128  $37,146   $59,849    $63,087    $41,904    $(60,436)      $21,394      $31,505
                                           -------  -------   -------    -------    -------    --------       -------      -------

    Fixed charges......................... $15,392  $13,520   $18,463    $14,475    $20,682    $  6,896       $ 4,404      $ 6,483
                                           -------  -------   -------    -------    -------    --------       -------      -------
    Ratio of earnings to fixed charges....    4.30     2.75      3.24       4.36       2.03         --           4.86         4.86
                                           -------  -------   -------    -------    -------    --------       -------      -------
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